Exhibit 99.1

Press Release

MagnaChip Appoints Ms. Kyo-Hwa (Liz) Chung to its Board of Directors

•	MagnaChip expands Board to seven members with addition of Ms. Chung, a former judge who currently serves as the Head of Corporate, External and Legal Affairs, for Microsoft Korea

SEOUL, South Korea and SAN JOSE, Calif., Jul. 20, 2020 — MagnaChip Semiconductor Corporation (“MagnaChip”) (NYSE: MX) announced the appointment of Kyo-Hwa (Liz) Chung to its board of directors, effective July 16, 2020. Ms. Chung currently serves as the Head of Corporate, External and Legal Affairs, for Microsoft Korea, a position she has held since November 2018. Ms. Chung’s appointment fills a vacancy on MagnaChip’s Board of Directors (“Board”) created as a result of the Board increasing the number of directors on the Board to seven directors from six directors.

Prior to Microsoft Korea, Ms. Chung was with the Korean law firm Kim & Chang, from April 2003 until November 2018, most recently as a partner focusing on the areas of international disputes, government investigations and crisis management. During September 2008 to March 2009, Ms. Chung was engaged with the international law firm Skadden, Arps, Slate, Meagher & Flom LLP, as a visiting attorney at its New York office. Ms. Chung served as a judge on the Seoul Administrative Court from 2001 to 2003 and the Seoul Central District Court from 1999 to 2001. Ms. Chung received an LLM degree from Harvard Law School in 2008, and a Bachelor of Law degree from Korea University in 1996. Ms. Chung is licensed to practice law in Korea and New York.

“I am delighted to welcome Liz to MagnaChip’s Board. She will bring extensive experience in the technology industry and her legal expertise to our Board and will complement the diverse skills of our strong Board of Directors team. We look forward to leveraging her expertise and perspective as we oversee the Company’s exciting journey to its next phase,” said Camillo Martino, Chairman of the Board of MagnaChip.

“I am honored to join the Board of MagnaChip and look forward to contributing to its future success, as we all continue to drive significant long-term shareholder value,” said Ms. Chung.

About MagnaChip Semiconductor

MagnaChip is a designer and manufacturer of analog and mixed-signal semiconductor platform solutions for communications, IoT, consumer, industrial and automotive applications. The Company provides a broad range of standard products and manufacturing services to customers worldwide. MagnaChip, with more than 40 years of operating history, owns a portfolio of approximately 2,950 registered patents and pending applications, and has extensive engineering, design and manufacturing process expertise. For more information, please visit www.magnachip.com. Information on or accessible through MagnaChip’s website is not a part of, and is not incorporated into, this release.

CONTACTS:

United States (Investor Relations): So-Yeon Jeong Head of Investor Relations Tel. +1-408-712-6151 investor.relations@magnachip.com	Korea / Asia media: Chankeun Park Director of Public Relations Tel. +82-2-6903-5223 chankeun.park@magnachip.com